Exhibit (g)(3)(b)
FOURTH AMENDMENT TO
CUSTODY AND INVESTMENT ACCOUNTING AGREEMENT
     This Third Amendment (the “Amendment”) to the Custody and Investment Accounting Agreement is made and entered into effective as of September [   ], 2010 by and among PACIFIC SELECT FUND, a Massachusetts business trust (the “Fund”) and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (“State Street” and together with the Fund, the “Parties”).
     WHEREAS, the Fund has retained State Street to render certain custody, accounting and recordkeeping services to the Fund pursuant to a Custody and Investment Accounting Agreement dated as of June 1, 2001, as amended (the “Agreement”). Unless otherwise defined herein, defined terms shall have the meaning given them in the Agreement; and
     WHEREAS, the Parties wish to amend the Agreement upon the following terms and conditions;
     NOW, THEREFORE, for and in consideration of the mutual promises and covenants contained herein, the Parties hereto agree as follows:
     1. Paragraph (A) of Section II.V “Instructions” is hereby deleted in its entirety and replaced with the following:
A.	“The term “Instructions”, as used herein, means written instructions to Custodian from an “Authorized Representative” of the Fund. An Authorized Representative of the Fund means any officer of the Fund, the Fund’s investment manager(s), or any other person duly authorized to act in the name of and on behalf of the Fund. With respect to the investment managers of the Fund, their authority to act on behalf of the Fund is restricted to the purchase and sale of securities and any related transactions (i.e. margin payments, TBA pair off wires, certain FX transactions, bank loan purchases, etc.). With respect to payments by the Fund to Pacific Life Insurance Company or its affiliates (“Pacific Life”), payments are limited to the applicable Pacific Life bank accounts in accordance with the Standing Instructions/Security Procedure that the Fund may provide to Custodian from time to time, a copy of which is attached hereto.

An officer of the Fund will, from time to time, provide Custodian with written documentation of the names of each Authorized Representative, their signatures, and a description of the extent to which each such Authorized Representative may act in the name of and on behalf of the Fund (“Authorized Signature Lists”). The Fund will provide Custodian with certified copies of

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any Board Resolution naming a new Fund officer as having the authority to act on behalf of the Fund. Upon receipt of the Authorized Signatures Lists and Certified Board Resolution, Custodian may rely on the Authorized Signature Lists as conclusive evidence of the authority of the Authorized Representatives included in the lists to act in the name of and on behalf of the Fund and may be considered to be in full force and effect (and Custodian will be fully protected in acting in reliance thereon) until receipt by Custodian of notice to the contrary (i.e. an updated Authorized Signature List). Custodian agrees to follow all Instructions in accordance with the applicable requirements on each Authorized Signature List and with Section II.W hereof. Unless the Resolution delegating authority to any person to give instructions specifically requires that the approval of anyone else will first have been obtained, Custodian will be under no obligation to inquire into the right of the person giving such instructions to do so. Notwithstanding any of the foregoing provisions of this Section V, no authorizations or Instructions received by Custodian from the Fund, will be deemed to authorize or permit any trustee, officer, employee, or agent of the Fund to withdraw any of the Assets upon the mere receipt of such authorization or Instructions from such trustee, officer, employee or agent.”
     2. Section II. W “Adoption of Procedures” is hereby deleted in its entirety and replaced with the following:
“Custodian and Fund agree to adopt Funds Transfer Operating Procedures (“FTOP”). FTOP is designed to allow Custodian to verify the accuracy of Instructions received from the Fund and to help prevent non-authorized transactions. The current FTOP is attached hereto as Exhibit A. Custodian and Fund may from time to time amend FTOP and/or adopt such additional procedures as they agree upon. Custodian may conclusively assume that no procedure approved by the Fund, or directed by the Fund, conflicts with or violates any requirements of its prospectus, Declaration of Trust, By-laws, or any rule or regulation of any regulatory body or governmental agency. The Fund will be responsible to notify Custodian of any changes in state statutes, regulations, rules or policies which might necessitate changes in Custodian’s responsibilities or procedures with respect to such FTOP.”
     3. Section XIII of the Agreement is hereby deleted in its entirety and a new Exhibit G is added to the Agreement as follows:
See attached Exhibit G.

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     4. Sections XIV “Representation and Warranty” and XV “Miscellaneous” are hereby renumbered to Sections XIII and XIV respectively.
     5. Exhibit A to the Agreement is hereby deleted in its entirety and replaced with the following:
See attached Exhibit A.
     6. This Amendment is intended to modify and amend the Agreement and shall become effective as of the date hereof and shall continue until terminated in accordance with Section VIII of the Agreement. Except as provided herein, the Agreement is hereby ratified and confirmed and remains in full force and effect.
     7. This Amendment may be executed in counterparts, and each counterpart shall be deemed one and the same instrument binding on all Parties.
     IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed as of the day and year first above written.

PACIFIC SELECT FUND
By:
Name:
Title:

By:
Name:
Title:

STATE STREET BANK AND TRUST COMPANY
By:
Name:
Title:

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EXHIBIT A
FUNDS TRANSFER OPERATING AGREEMENT
The undersigned has been duly empowered to take all necessary steps on behalf of PACIFIC SELECT FUND (the “Client”), a Massachusetts business trust, including the execution of this agreement (the “Agreement”), to implement procedures for the transfer of any of the Client’s funds on deposit with STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company, or any of its subsidiaries or affiliates (collectively, “State Street”) in the manner described below. The following provisions shall govern transfers of any of the Client’s funds:
1. OBLIGATION OF THE SENDER: State Street is authorized to promptly debit Client’s (as named below) account(s) upon the receipt of a payment order in compliance with any of the Security Procedures chosen by the Client, from those offered on the attached selection form (and any updated selection forms hereafter executed by the Client), for funds transfers and in the amount of money that State Street has been instructed to transfer. State Street shall execute payment orders in compliance with the delivery methods and Security Procedures indicated on the attached selection form (and any updated selection forms hereafter executed by the Client) and with the Client’s (or its Investment Manager’s) instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time. State Street will use reasonable efforts to execute on the execution date payment orders received after the customary deadline, but if it is unable to execute any such payment order on the execution date, such payment order will be deemed to have been received on the next business day.
2. SECURITY PROCEDURES: The Client acknowledges that the selected Security Procedures were selected by the Client from Security Procedures offered by State Street and agreed to by Client on the attached selection form. The Client agrees that the Security Procedures are reasonable and adequate for its wire transfer transactions and agrees to be bound by any payment orders, amendments and cancellations, whether or not authorized, issued in its name and accepted by State Street after being confirmed by any of the selected Security Procedures. The Client also agrees to be bound by any other valid and authorized payment order accepted by State Street. The Client shall restrict access to confidential information relating to the Security Procedures to authorized persons as communicated in writing to State Street. The Client must notify State Street immediately if it has reason to believe unauthorized persons may have obtained access to such information or of any change in the Client’s authorized personnel. State Street shall verify the authenticity of all instructions according to the selected Security Procedures.
3. ACCOUNT NUMBERS: State Street shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern. Financial institutions that receive payment orders initiated by State Street at the instruction of the Client may also process payment orders on the basis of account numbers, regardless of any name included in the payment order. State Street will also rely on any financial institution identification numbers included in any payment order, regardless of any financial institution name included in the payment order.
4. REJECTION: State Street reserves the right to decline to process or delay the processing of a payment order which (a) is in excess of the collected balance in the account to be charged at the time of State Street’s receipt of such payment order; (b) if initiating such payment order would cause State Street, in State Street’s sole judgment, to exceed any applicable volume, aggregate dollar, network, time, credit or similar limits upon wire transfers; or (c) if State Street, in good faith, is unable to satisfy itself that the transaction has been properly authorized.
5. CANCELLATION OR AMENDMENT: State Street shall use reasonable efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the selected Security Procedures provided that such requests are received in a timely manner affording State Street a reasonable opportunity to act. However, State Street assumes no liability if the request for amendment or cancellation cannot be satisfied.
6. ERRORS: State Street shall assume no responsibility for failure to detect any erroneous payment order provided that State Street complies with the payment order instructions as received and State Street complies with the selected Security Procedures. The Security Procedures are established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.
7. INTEREST AND LIABILITY LIMITS: State Street shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless State Street is notified of the unauthorized payment order within thirty (30) days of notification by State Street of the acceptance of such payment order. In no event shall State Street be liable for special, indirect or consequential damages, even if advised of the possibility of such damages and even for failure to execute a payment order.

8. AUTOMATED CLEARING HOUSE (“ACH”) CREDIT ENTRIES/PROVISIONAL PAYMENTS: When the Client initiates or receives ACH credit and debit entries pursuant to these Guidelines and the rules of the National Automated Clearing House Association, the New England Clearing House Association or other similar body, State Street or its agent will act as an Originating Depository Financial Institution and/or Receiving Depository Financial Institution, as the case may be, with respect to such entries. Credits given by State Street or its agent with respect to an ACH credit entry are provisional until final settlement for such entry is received from the Federal Reserve Bank. If such final settlement is not received, the Client agrees to promptly refund the amount credited to the Client in connection with such entry, and the party making payment to the Client via such entry shall not be deemed to have paid the amount of the entry.
9. CONFIRMATIONS: Confirmation of State Street’s execution of payment orders shall ordinarily be provided within 24 hours. Notice may be delivered through State Street’s information systems, account statements, advices, or by facsimile or callback. The Client must report any objections to the execution of a payment order within 30 days.
10. MISCELLANEOUS: State Street and the Client agree to cooperate to attempt to recover any funds erroneously paid to wrong parties, regardless of any fault of State Street or the Client, but the party responsible for the erroneous payment shall bear all costs and expenses incurred in trying to effect such recovery. These Guidelines may not be amended except by a written agreement signed by the parties.
11. LIABILITY ON FOREIGN ACCOUNTS: State Street shall not be required to repay any deposit made at a non-U.S. branch of State Street, or any deposit made with State Street and denominated in a non-U.S. dollar currency, if repayment of such deposit or the use of assets denominated in the non-U.S. dollar currency is prevented, prohibited or otherwise blocked due to: (a) an act of war, insurrection or civil strife; (b) any action by a non-U.S. government or instrumentality or authority asserting governmental, military or police power of any kind, whether such authority be recognized as a defacto or a dejure government, or by any entity, political or revolutionary movement or otherwise that usurps, supervenes or otherwise materially impairs the normal operation of civil authority; or (c) the closure of a non-U.S. branch of State Street in order to prevent, in the reasonable judgment of State Street, harm to the employees or property of State Street. The obligation to repay any such deposit shall not be transferred to and may not be enforced against any other branch of State Street.
The foregoing provisions constitute the disclosure required by Massachusetts General Laws, Chapter 167D, Section 36.
While State Street is not obligated to repay any deposit made at a non-U.S. branch or any deposit denominated in a non-U.S. currency during the period in which its repayment has been prevented, prohibited or otherwise blocked, State Street will repay such deposit when and if all circumstances preventing, prohibiting or otherwise blocking repayment cease to exist.
12. GOVERNING LAW: This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, applicable Federal laws and regulations, and funds transfer system rules.
13. TERMINATION: Either party may terminate this Agreement by giving written notice to the other party at such party’s address set forth in the first full paragraph hereof, such notice not affecting rights and duties accrued prior to such time.
14. FORCE MAJEURE: State Street shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, power failures, earthquakes or other disasters.
PACIFIC SELECT FUND

By:

Name:

Title:

Date:

By:

Name:

Title:

Date:

STATE STREET BANK AND TRUST COMPANY

By:

Name:

Title:

Date:

Effective Date:

SECURITY PROCEDURES SELECTION FORM
State Street will execute payment orders in compliance with the Client’s (or its investment manager’s) instructions and with the delivery methods and security procedures indicated below (and any updated selection forms hereafter executed by the Client). Please select one or more of the funds transfer security procedures indicated below.

☑	SWIFT

SWIFT (Society for Worldwide Interbank Financial Telecommunication) is a cooperative society owned and operated by member financial institutions that provides telecommunication services for its membership. Participation is limited to securities brokers and dealers, clearing and depository institutions, recognized exchanges for securities, and investment management institutions. SWIFT provides a number of security features through encryption and authentication to protect against unauthorized access, loss or wrong delivery of messages, transmission errors, loss of confidentiality and fraudulent changes to messages. Because SWIFT is considered to be one of the most secure and efficient networks for the delivery of funds transfer instructions, no additional security procedures by State Street are required.

Selection of this security procedure would be most appropriate for existing SWIFT members.

☐	REMOTE BATCH TRANSMISSION

Wire transfer instructions are delivered via Computer-to-Computer (CPU-CPU) data communications between the Client and/or its agent and State Street and/or its agent. Security procedures include encryption and/or the use of a test key by those individuals authorized as Automated Batch Verifiers or a callback procedure to those individuals.

Clients selecting this option should have an existing facility for completing CPU-CPU transmissions. This delivery mechanism is typically used for high-volume business such as shareholder redemptions and dividend payments.

☐	AUTOMATED CLEARING HOUSE (ACH)

State Street or its agent receives an automated transmission from a Client for the initiation of payment (credit) or collection (debit) transactions through the ACH network. The transactions contained on each transmission or tape must be authenticated by the Client. The transmission is sent from the Client’s or its agent’s system to State Street’s or its agent’s system with encryption.

☑	REPETITIVE WIRES

For situations where funds are transferred periodically from an existing authorized account to the same payee (destination bank and account number) and only the date, the currency and the dollar amount are variable, a repetitive wire may be implemented. To establish Repetitive Wires, State Street will send to the Client a list of the payees that State Street has determined to be recipients of repetitive wires. The Client will confirm the list in writing, and State Street will verify the written confirmation by Telephone Confirmation. After the Repetitive Wires are established, no security procedure will be performed on Repetitive Wire instructions of $10 million or less. If the payment order exceeds the $10 million limit, the Repetitive Wire will be confirmed by Telephone Confirmation prior to execution. Repetitive wire instructions must be reconfirmed annually.

This alternative is recommended whenever funds are frequently transferred between the same two accounts. If this option is selected, choose either Telephone Confirmation or Test Key to be used as a secondary procedure when over $10 million.

☑	STANDING INSTRUCTIONS

Upon request of Client, Standing Instructions will be used where funds are transferred by State Street to a counter party on the Client’s established list of authorized counter parties. Only the date, the currency and the dollar amount are variable. To establish Standing Instructions, the Client will send to State Street a written list of the Client’s authorized counter parties and State Street will verify the written list by Telephone Confirmation. After the Standing Instructions are established, no security procedure will be performed on payment orders of $10 million or less. If the payment order exceeds the $10 million limit, the Standing Instruction will be confirmed by Telephone Confirmation prior to execution. Additional paperwork will be required from insurance Clients using 1031 drawdowns.

This option is used for transactions that include but are not limited to Foreign Exchange Transactions, Time Deposits and Tri-Party Repurchase Agreements. If this option is selected, choose either Telephone Confirmation or Test Key to be used as a secondary procedure when over $10 million.

☑	TELEPHONE CONFIRMATION (CALL BACK)

Telephone confirmation will be used to verify (i) funds transfer instructions received via manual submissions such as telephone, facsimile transmission, mail or courier and (ii) repetitive wires and standing instructions exceeding $10 million. This procedure requires Clients to designate individuals as authorized initiators and authorized verifiers. State Street will verify that the instruction contains the signature of an authorized initiator (if the instruction is signed) and prior to execution of the payment order, will contact an authorized verifier other than the originator to authenticate the instruction.

Selection of this alternative is appropriate for Clients who do not have the capability to use other security procedures. Please complete the Telephone Confirmation Instructions attached as a Schedule hereto.

☐	TEST KEY

Test Key confirmation will be used to verify all non-repetitive funds transfer instructions received via facsimile or phone. State Street will provide test keys if this option is chosen. State Street will verify that the instruction contains the signature of an authorized person and prior to execution of the payment order, will authenticate the test key provided with the corresponding test key at State Street.

Selection of this alternative is appropriate for Clients who do not have the capability to use other security procedures.

☑	EMAIL WITH ENFORCED TRANSPORT LAYER SECURITY COMBINED WITH TELEPHONE CALLBACK FOR TRANSACTIONS WITH A VALUE GREATER THAN $100,000 USD

Transport Layer Security is a communication method that allows Clients to electronically deliver financial transaction instructions to State Street using an enforced (encrypted) connection. The communication method features use of enforced network connections which include industry-standard transport layer cryptography to effect point-to-point encryption. Please note that such point-to-point encryption is performed at the domain level and not at the individual user level or email gateway within the client’s organization. Telephone Confirmation will be used to verify transaction instructions with a value greater than $100,000 USD that are received via email with enforced TLS. This procedure requires Clients to designate individuals as authorized initiators and authorized verifiers. State Street will contact the client’s designees to authenticate instructions with a value greater than $100,000 USD to authenticate instructions received by this method.
The individual signing below must be authorized to sign contracts on behalf of the client. The execution of payment orders under the selected Security Procedures is governed by the Funds Transfer Operating Agreement, which are incorporated by reference.
PACIFIC SELECT FUND
CLIENT

By:
Authorized Signature

Type or Print Name

Title

Date

By:

Authorized Signature

Type or Print Name

Title

Date

SCHEDULE TO FUNDS TRANSFER OPERATING AGREEMENT
AND SECURITY PROCEDURES SELECTION FORM
CLIENT: PACIFIC SELECT FUND
ACCOUNT NUMBER(S): ALL
KEY CONTACT INFORMATION
Who shall we contact to implement your selection(s)?

CLIENT OPERATIONS CONTACT	ALTERNATE CONTACT

Name	Name

Address	Address

City/State/Zip Code	City/State/Zip Code

Telephone Number	Telephone Number

Facsimile Number	Facsimile Number

SWIFT Number
TELEPHONE CONFIRMATION INSTRUCTIONS
Authorized Initiators (Please Type or Print) — Please provide a listing of your authorized persons who are currently authorized to INITIATE wire transfer instructions:
See the most current Approved Authorized Signers List provided to State Street by the Client.
The attached list is current as of the date of this Funds Transfer Operating Agreement.
Authorized Verifiers (Please Type or Print) — Please provide a listing of your authorized persons who will be CALLED BACK to verify the initiation of repetitive wires of $10 million or more and all non-repetitive wire instructions:
See the most current Approved Authorized Signers List provided to State Street by the Client.
The attached list is current as of the date of this Funds Transfer Operating Agreement.

APPROVAL (FOR STATE STREET USE ONLY)	DATE

EXHIBIT G
Remote Access Services
     State Street Bank and Trust Company, including its subsidiaries and affiliates (“State Street”), has developed and/or utilizes proprietary or third-party accounting and other systems in conjunction with the services that State Street provides to you. In this regard, we maintain certain information in databases under our ownership and/or control that we make available to our customers (the “Remote Access Services”).
The Services
     State Street agrees to provide you, the Customer, and your designated investment advisors, consultants or other third parties who agree to abide by the terms of this Agreement (“Authorized Designees”) with access to State Street proprietary and third-party systems as may be offered by State Street from time to time (each, a “System”) on a remote basis.
Security Procedures
     You agree to comply, and to cause your Authorized Designees to comply, with remote access operating standards and procedures and with user identification or other password control requirements and other security devices and procedures as may be issued or required from time to time by State Street or its third-party vendors for use of the System and access to the Remote Access Services. You are responsible for any use and/or misuse of the System and Remote Access Services by your Authorized Designees. You agree to advise State Street immediately in the event that you learn or have reason to believe that any person to whom you have given access to the System or the Remote Access Services has violated or intends to violate the terms of this Agreement and you will cooperate with State Street in seeking injunctive or other equitable relief. You agree to discontinue use of the System and Remote Access Services, if requested, for any security reasons cited by State Street and State Street may restrict access of the System and Remote Access Services by you or any Authorized Designee for security reasons or noncompliance with the terms of this Agreement at any time.
Fees
     Fees and charges for the use of the System and the Remote Access Services and related payment terms shall be as set forth in the fee schedule in effect from time to time between the parties. You shall be responsible for any tariffs, duties or taxes imposed or levied by any government or governmental agency by reason of the transactions contemplated by this Agreement, including, without limitation, federal, state and local taxes, use, value added and personal property taxes (other than income, franchise or similar taxes which may be imposed or assessed against State Street). Any claimed exemption from such tariffs, duties or taxes shall be supported by proper documentary evidence delivered to State Street.

Proprietary Information/Injunctive Relief
     The System and Remote Access Services described herein and the databases, computer programs, screen formats, report formats, interactive design techniques, formulae, processes, systems, software, knowhow, algorithms, programs, training aids, printed materials, methods, books, records, files, documentation and other information made available to you by State Street as part of the Remote Access Services and through the use of the System and all copyrights, patents, trade secrets and other proprietary and intellectual property rights of State Street and third-party vendors related thereto are the exclusive, valuable and confidential proprietary property of State Street and its relevant licensors and third-party vendors (the “Proprietary Information”). You agree on behalf of yourself and your Authorized Designees to keep the Proprietary Information confidential and to limit access to your employees and Authorized Designees (under a similar duty of confidentiality) who require access to the System for the purposes intended. The foregoing shall not apply to Proprietary Information in the public domain or required by law to be made public.
     You agree to use the Remote Access Services only in connection with the proper purposes of this Agreement. You will not, and will cause your employees and Authorized Designees not to, (i) permit any third party to use the System or the Remote Access Services, (ii) sell, rent, license or otherwise use the System or the Remote Access Services in the operation of a service bureau or for any purpose other than as expressly authorized under this Agreement, (iii) use the System or the Remote Access Services for any fund, trust or other investment vehicle without the prior written consent of State Street, or (iv) allow or cause any information transmitted from State Street’s databases, including data from third-party sources, available through use of the System or the Remote Access Services, to be published, redistributed or retransmitted for other than use for or on behalf of yourself, as our customer.
     You agree that neither you nor your Authorized Designees will modify the System in any way, enhance, copy or otherwise create derivative works based upon the System, nor will you or your Authorized Designees reverse engineer, decompile or otherwise attempt to secure the source code for all or any part of the System.
     You acknowledge that the disclosure of any Proprietary Information, or of any information which at law or equity ought to remain confidential, will immediately give rise to continuing irreparable injury to State Street or its third-party licensors and vendors inadequately compensable in damages at law and that State Street shall be entitled to obtain immediate injunctive relief against the breach or threatened breach of any of the foregoing undertakings, in addition to any other legal remedies which may be available.
Limited Warranties
     State Street represents and warrants that it is the owner of and has the right to grant access to the System and to provide the Remote Access Services contemplated herein. Because of the nature of computer information technology, including but not limited to the use of the Internet, and the necessity of relying upon third-party sources and data and pricing information obtained from third parties, the System and Remote Access Services are provided “AS IS” without warranty express or implied including as to availability of the System, and you and your

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Authorized Designees shall be solely responsible for the use of the System and Remote Access Services and investment decisions, results obtained, regulatory reports and statements produced using the Remote Access Services. State Street and its relevant licensors and third-party vendors will not be liable to you or your Authorized Designees for any direct or indirect, special, incidental, punitive or consequential damages arising out of or in any way connected with the System or the Remote Access Services, nor shall any party be responsible for delays or nonperformance under this Agreement arising out of any cause or event beyond such party’s control.
     EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, STATE STREET FOR ITSELF AND ITS RELEVANT LICENSORS AND THIRD-PARTY VENDORS EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES CONCERNING THE SYSTEM AND THE SERVICES TO BE RENDERED HEREUNDER, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTIBILITY OR FITNESS FOR A PARTICULAR PURPOSE.
Infringement
     State Street will defend or, at our option, settle any claim or action brought against you to the extent that it is based upon an assertion that access to or use of State Street proprietary systems by you under this Agreement constitutes direct infringement of any United States patent or copyright or misappropriation of a trade secret, provided that you notify State Street promptly in writing of any such claim or proceeding, cooperate with State Street in the defense of such claim or proceeding and allow State Street sole control over such claim or proceeding. Should the State Street proprietary system or any part thereof become, or in State Street’s opinion be likely to become, the subject of a claim of infringement or the like under any applicable patent, copyright or trade secret laws, State Street shall have the right, at State Street’s sole option, to (i) procure for you the right to continue using the State Street proprietary system, (ii) replace or modify the State Street proprietary system so that the State Street proprietary system becomes noninfringing, or (iii) terminate this Agreement without further obligation. This section constitutes the sole remedy available to you for the matters described in this section.
Termination
     Either party may terminate this Agreement (i) for any reason by giving the other party at least one-hundred and eighty (180) days’ prior written notice in the case of notice of termination by State Street to you or thirty (30) days’ notice in the case of notice from you to State Street of termination, or (ii) immediately for failure of the other party to comply with any material term and condition of the Agreement by giving the other party written notice of termination. This Agreement shall in any event terminate within ninety (90) days after the termination of any service agreement applicable to you. Your use of any third-party System is contingent upon your compliance with any terms and conditions of use of such System imposed by such third party and State Street’s continued access to, and use of, such third-party System. In the event of termination, you will return to State Street all copies of documentation and other confidential information in your possession or in the possession of your Authorized Designees and immediately cease access to the System and Remote Access Services. The foregoing provisions with respect to confidentiality and infringement will survive termination for a period of three (3)

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years.
Miscellaneous
     This Agreement constitutes our entire understanding with respect to access to the System and the Remote Access Services. This Agreement cannot be modified or altered except in a writing duly executed by both of us and shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.
     By your execution of this Agreement, you: (a) confirm to State Street that you inform all Authorized Designees of the terms of this Agreement; (b) accept responsibility for your and your Authorized Designees’ compliance with the terms of this Agreement; and (c) indemnify and hold State Street harmless from and against any and all costs, expenses, losses, damages, charges, counsel fees, payments and liabilities arising from any failure of you or any of your Authorized Designees to abide by the terms of this Agreement.
     Should you wish to avail yourself of the System and the Remote Access Services, please sign and return one copy of this Agreement. If you do not sign and return one copy of this Agreement we will deem your and your Authorized Designees’ continued use of the System and the Remote Access Services to be your acceptance of these terms.

Very truly yours, STATE STREET BANK AND TRUST COMPANY
By:
Name:
Title:

CONFIRMED AND AGREED:
PACIFIC SELECT FUND

By:		By:
	Name:		Name:
	Title:		Title:
	Date:		Date:

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